UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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ATP Oil & Gas Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

Of Shareholders and

Proxy Statement

May 26, 2011

At the offices of

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 100

Houston, Texas 77027

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 100

Houston, Texas 77027

Notice of Annual Meeting of Shareholders

To Be Held May 26, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), which will be held on May 26, 2011 at 10:30 a.m., Central Time, at the offices of ATP, 4600 Post Oak Place, Suite 100, Houston, Texas 77027. The Annual Meeting will be held for the following purposes:

1.	Election of three directors to serve until the 2014 Annual Meeting of Shareholders.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of ATP for the fiscal year ending December 31, 2011.

3.	Consideration of an advisory vote on executive compensation.

4.	Consideration of an advisory vote on the frequency of votes on executive compensation.

5.	Transact any other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

The close of business on April 11, 2011 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. If you were a shareholder at the close of business on April 11, 2011, you are entitled to vote at the meeting.

Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

The attached proxy statement and proxy card, and our annual report on Form 10-K for the year ended December 31, 2010, are available on ATP’s website, www.atpog.com. From the homepage, link through the “Investor Info” page to the “Proxy Materials” page. Directions to attend the meeting and vote in person are also available on our website, www.atpog.com. From the homepage, link to the “Contact ATP” page, where you will find a link to a map to our Houston office. If you have any questions, or need assistance voting your shares of common stock of ATP, please call Phoenix Advisory Partners, ATP’s proxy solicitor, toll-free at 1-877-478-5038.

By Order of the Board of Directors,

ISABEL M. PLUME

Corporate Secretary

April 28, 2011

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 100

Houston, Texas 77027

(713) 622-3311

Proxy Statement

For

Annual Meeting of Shareholders

To Be Held May 26, 2011

Solicitation and Revocability of Proxies

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), for use at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 26, 2011 at 10:30 a.m., Central Time, at the offices of ATP, 4600 Post Oak Place, Suite 100, Houston, Texas 77027, or at any adjournment(s) or postponement(s) thereof. The solicitation of proxies by the Board will be conducted primarily by mail. ATP has engaged Phoenix Advisory Partners (“Phoenix”) to assist in the solicitation of proxies for the Annual Meeting. ATP estimates that it will pay to Phoenix a fee of approximately $6,000, plus reasonable out-of-pocket expenses and will indemnify Phoenix and its affiliates against certain claims, liabilities, losses, damages and expenses. ATP has also retained American Stock Transfer & Trust Company (“AST”) as tabulating agent and materials distributor in connection with the Annual Meeting, as part of AST’s services as ATP’s transfer agent. ATP pays $3,000 per month for AST’s services, plus out-of-pocket expenses for the proxy mailing, which are expected to be approximately $86,171. In addition, officers, directors and employees of ATP may solicit proxies personally or by mail, telephone, email or other forms of wire or facsimile communication. ATP will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the common stock (the “Common Stock”) of ATP. ATP will bear the costs of the solicitation. This proxy statement and the enclosed proxy card were first mailed to shareholders of ATP on or about April 28, 2011.

If your shares are registered directly in your name with American Stock Transfer & Trust Company, ATP’s transfer agent, you are considered a shareholder of record. As a shareholder of record at the close of business on April 11, 2011 (the record date), you can vote in person at the Annual Meeting or you can provide a proxy to be voted at the meeting by signing and returning the enclosed proxy card. If you submit a proxy card, your shares will be voted as you direct. If you submit a proxy card without giving specific voting instructions, those shares will be voted as recommended by the Board. If your shares are held in a stock brokerage account or other nominee, you are considered the beneficial owner of those shares, and your shares are held in “street name.” If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote such shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”), or other applicable rules.

You may revoke the enclosed proxy card, even though executed and returned, at any time prior to the voting of the proxy by (a) executing and submitting a revised proxy, (b) providing written notice to the Corporate Secretary of ATP, or (c) voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

At the close of business on April 11, 2011, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 51,407,433 shares of Common Stock (including restricted shares), each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of ATP entitled to notice of and to vote at the Annual Meeting.

ATP’s annual report to shareholders for the year ended December 31, 2010, including financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of this proxy soliciting material.

ITEM 1 ON PROXY CARD: ELECTION OF DIRECTORS

ATP’s bylaws provide for a classified Board, divided into Classes I, II and III. The terms of office are staggered three-year terms, which are currently scheduled to expire on the dates of ATP’s Annual Meetings of Shareholders in 2011 (Class II), in 2012 (Class III), and in 2013 (Class I). At the 2011 Annual Meeting of Shareholders, three nominees are to be elected to Class II for a three-year term expiring at ATP’s Annual Meeting of Shareholders in 2014. The Board’s nominees for the three Class II Directors to be elected at the 2011 Annual Meeting are the incumbent directors Mr. Chris A. Brisack, Director of ATP since 2002, Mr. George R. Edwards, Director of ATP since 2006, and Mr. Walter Wendlandt, Director of ATP since 2001.

The Board recommends voting “For” the election of each of the director nominees.

Assuming a quorum is present or represented by proxy for this matter at the Annual Meeting, a plurality of the votes cast in person or by proxy by the holders of ATP’s Common Stock is required to elect a director at the Annual Meeting. Accordingly, abstentions and broker non-votes would have no effect on the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. Shareholders may not cumulate their votes in the election of directors.

Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the election of the nominees listed below. Although the Board does not contemplate that any of the nominees will be unwilling or unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board.

The following table sets forth information regarding the names, ages and principal occupations of the nominees and other directors, directorships in other companies held by them and the length of continuous service as a director of ATP.

Nominees for Election at the Annual Meeting

Class II Director Nominees	Principal Occupation and Directorships	Director Since	Age
Chris A. Brisack	Federal Immigration Judge since May 2005; Formerly Of Counsel to the law firm of Rodriguez, Colvin, Chaney & Saenz, LLP and a partner with the law firm of Norquest & Brisack, LLP.	2002	52

George R. Edwards	Formerly Of Counsel to the law firm Kissner & Sandvig P.C. from 1970 to 2004; Board Certified in Oil, Gas & Mineral Law.	2006	85

Walter Wendlandt	Former Director, Railroad Commission of Texas (18 years); Sole practitioner, Attorney at Law.	2001	81

Continuing Directors

Class III Directors	Principal Occupation and Directorships	Director Since	Age
Burt A. Adams	President and Chief Executive Officer of OGRS, LLC; Past Chairman, Offshore Energy Center, Ocean Star Museum, Galveston, Texas; Chairman, National Ocean Industries Association; Board of Advisors, Tulane University School of Science and Engineering.	2006	49

Arthur H. Dilly	Executive Secretary Emeritus, Board of Regents of the University of Texas System; Chairman Emeritus and Board member, Austin Geriatrics Center.	2001	81

Brent M. Longnecker	Chairman and Chief Executive Officer of Longnecker & Associates; Member of Boards of Directors of AmReit of Houston and Momentum Healthcare of Maryland.	2010	54

Class I Directors	Principal Occupation and Directorships	Director Since	Age
T. Paul Bulmahn	Chairman of the Board and Chief Executive Officer of ATP.	1991	67

Robert J. Karow	Former President of IPE International and a Manager, Oleoducto de Crudos Pesados Ecuador; Lt. Col. USMCR (Ret.).	2006	65

Gerard J. Swonke	Law Offices of Gerard J. Swonke.	1996	66

Each of the nominees and directors named above has been engaged in the principal occupation set forth above opposite his name for the past five years, except as set forth in the following biographies:

Class II Director Nominees

Chris A. Brisack (BS cum laude, JD) served as a Director of ATP from 1991 until 1995, was re-elected to the Board in 2002 and has continued to serve as a Director since that time. Additionally, he has served as a Director of ATP Energy, Inc. since its creation in May 1995. Mr. Brisack is an Immigration Judge serving in Houston, Texas since May 2005. Prior to this, he was Of Counsel to the law firm of Rodriguez, Colvin, Chaney & Saenz, LLP, and was a partner in the law firm of Norquest & Brisack, LLP from 1995 through 2004. In 2000 he was appointed by then Governor George W. Bush and served on the Texas State Library & Archives Commission until March 2006. For seven years, he was Chairman of Special Olympics (Rio Grande Valley) and for two years he chaired Leadership Edinburg. He was elected three times as Chairman of the Hidalgo County Republican Party. After finishing law school, he served as law clerk to United States District Court Judge Ricardo Hinojosa in the Southern District of Texas. Former Governor Bush twice named Mr. Brisack to the Honorary Inaugural Committee.

George R. Edwards (JD) has served as a Director since 2006. From 1970 to 2004, Mr. Edwards was Of Counsel to the law firm of Kissner & Sandvig P.C. and he is Board Certified in Oil, Gas & Mineral Law. From 1975 to 1980, he served as Director of the Brazosport Bank of Texas; from 1963 to 1965, Mr. Edwards was a Director of the Texas Reserve Life Insurance Company. After completing his law degree at Baylor University he was a sole practitioner until 1968. Employed by Columbia Financial from 1968 to 1970, he was active in venture capital and real estate financing. He is licensed to practice before the U.S. Supreme Court and U.S. Tax Court, is a past director of the College of the State Bar of Texas, served in the U.S. Air Force attaining the rank of Captain, and is a commercial multi-engine instrument-rated pilot.

Walter Wendlandt (BS—Mechanical Engineering, JD) has served as a Director since 2001. He was Director, Railroad Commission of Texas for a total of eighteen years during the period from 1961 to 1985. Mr. Wendlandt has been a sole practitioner of law since 1985. He served as a Trustee of the Augustana Annuity

Trust from 1964 to 1992, as Director of the Georgetown Railroad from 1979 to 1982, and as Director of Lamar Savings Association in 1989. Additionally, he has served as President, National Conference of State Transportation Specialists, and as Chairman, State Bar Committee on Public Utilities Law, and he was a member for six years of the Technical Pipeline Safety Standards Committee of the U.S. Department of Transportation.

Class III Directors

Burt A. Adams (BS—Civil Engineering, MBA) has served as a Director since 2006. Mr. Adams is the President and Chief Executive Officer of OGRS, LLC, an oilfield service company located in Morgan City, Louisiana. From December 2006 through February 2008, he was President and Chief Operating Officer of Allis-Chalmers Energy Inc., which in December 2006 acquired his previous employer, Oil & Gas Rental Services, Inc., a rental equipment supplier to the oil and gas industry. He was Vice-Chairman of the Board of Directors of Allis-Chalmers from December 2006 through April 2008. He additionally serves as Chairman of the National Ocean Industries Association (NOIA), Washington, D.C., as Past Chairman of the Offshore Energy Center, Ocean Star Museum, Galveston, Texas, and on the Board of Advisors of Tulane University School of Science and Engineering, New Orleans, Louisiana. Mr. Adams obtained a BS in Civil Engineering at Tulane University in 1983 and upon obtaining his Masters degree in Business Administration at Harvard University in 1988, Mr. Adams began working for Hydril Company in Houston, Texas. In 1996, he assumed the presidency of Oil & Gas Rental Services, Inc. He is an active member of the Society of Petroleum Engineers, American Petroleum Institute, and the American Association of Drilling Engineers.

Arthur H. Dilly (BA with honors, MA) has served as a Director since 2001. From 1981 to 1998, Mr. Dilly served as Executive Secretary of the Board of Regents of the University of Texas System. He currently serves as Chairman Emeritus and Board member of Austin Geriatrics Center, Inc., a nonprofit corporation providing housing and support services for the low-income elderly. He has served as Vice Chairman of the Board of Directors of the Shivers Cancer Foundation, a nonprofit organization providing patient support services and education, since 1998. From 1978 to 1981, he was Executive Director for Development, The University of Texas System.

Brent M. Longnecker (BA-Business Administration, MBA) has served as a Director since March 2010. Mr. Longnecker is Chairman and Chief Executive Officer of Longnecker & Associates, a corporate governance and compensation consulting firm he founded in 2003. In 2003, Mr. Longnecker served on WorldatWork’s special taskforce to address employment issues presented by Congress and other regulatory commissions. From 1993 to present, Mr. Longnecker has served periodically as an instructor and technical advisor at WorldatWork. From 1999 to 2003 he was President of Resources Consulting Group. He participated in the management-led buyout of the company from Deloitte & Touche. During 1992 to 1999, Mr. Longnecker held key positions with Deloitte & Touche, including National Principal-In-Charge for the Performance Management and Compensation Consulting Practice. From 1986 to 1992, Mr. Longnecker practiced financial planning, compensation, human resources and benefits consulting as a partner with KPMG Peat Marwick. He has authored several books and numerous articles, and currently serves on the Board of AmReit of Houston, formerly a publicly traded trust, and Momentum Healthcare of Maryland, a privately held company.

Class I Directors

T. Paul Bulmahn (BA, JD, MBA) has served as ATP’s Chairman and Chief Executive Officer since May 2008 and before that as Chairman and President since he founded ATP in 1991. From 2004 to 2010, he served as a Director on the Board of Valparaiso University, his alma mater, and is now Director Emeritus. He also served for three years on the Business Advisory Board of Texas State University, also an alma mater, which named him Distinguished Alumnus in 2000. In July 2010, Mr. Bulmahn was the featured speaker for the Offshore Energy Center Executive Speaker Series presenting “Rise to the Challenge.” In November 2008, Mr. Bulmahn was honored with the Rhodes Award by the American Society of Mechanical Engineers—International Petroleum Technology Institute for his leadership in the petroleum industry. In February 2005, Mr. Bulmahn was the keynote speaker at the Energy Forum in Houston, Texas and in October 2008 he was the keynote speaker at the Hart Energy Recruiting and Retention Conference also in Houston, Texas. Mr. Bulmahn was selected Entrepreneur of the Year 2000 in Energy & Energy Services by Ernst & Young LLP. In 1991, he was elected Chairman, Houston Bar Association Oil, Gas and Mineral Law Section, and in 1992 he was elected to serve for a three-year term on the Oil & Gas Council of the State Bar of Texas. From 1988 to 1991, Mr. Bulmahn served as President and Director of Harbert Oil & Gas Corporation. From 1984 to 1988, Mr. Bulmahn served as Vice President, General Counsel of Plumb Oil Company. From 1978 to 1984, Mr. Bulmahn served as counsel for Tenneco’s interstate gas pipelines and as regulatory counsel in Washington, D.C. From 1973 to 1978, Mr. Bulmahn served the Railroad Commission of Texas, the Public Utility Commission and the Interstate Commerce Commission as an administrative law judge. He has chaired various oil and gas industry seminars, including “Marginal Offshore Field Development” in 1996 and the “Upstream Oil and Gas E-Business Conference” in 2000, and has been a faculty lecturer in natural gas regulations.

Robert J. Karow (BS, JD) has served as a Director since 2006. He is the former President of IPE International, a South American pipeline engineering firm involved in the recapitalization of the petroleum industry in Bolivia and the design and construction management of the Cuiaba Pipeline (1998 to 2000). From 2001 to 2005 he was a Manager of Oleoducto de Crudos Pesados Ecuador, the company responsible for the construction and operation of a heavy oil pipeline extending from the Amazon Basin across the Andes Mountains to the Pacific coast of Ecuador. Prior to moving to Ecuador, Mr. Karow was Project Development Consultant for ENEL Power in South America, assisting in the development of gas transmission systems, and earlier evaluated port locations and facilities in the United States for LPG delivery. He was Corporate Counsel for Tenneco from 1980 to 1989 and Contract Specialist for ARAMCO Services Corporation from 1978 to 1980. Mr. Karow was a helicopter pilot in Vietnam, served for many years in the Marine Corps Reserves, and retired from the U.S. Marines in 2005 with the rank of Lieutenant Colonel.

Gerard J. Swonke (BA—Economics, JD) has served as a Director since 1996. He is currently with the Law Offices of Gerard J. Swonke. From 2001 to March 2007, he was Of Counsel to the law firm of McConn & Williams, L.L.P. (now the McConn Law Firm). Between 1985 and 2001, he was Of Counsel to the law firm of Greenberg, Peden, Siegmeyer & Oshman, P.C. With all three firms, he represented domestic and international oil and gas clients in contract drafting and negotiations, in countries such as Indonesia and various countries in and around Africa and the North Sea. From 1975 to 1985, he was Counsel for Aminoil, Inc. with responsibility for onshore and offshore matters. From 1971 to 1974, when he received his law degree, he served as Controller for Automated Systems Corporation with responsibility for corporate accounting and preparation of financial statements and corporate tax returns.

ITEM 2 ON PROXY CARD: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as independent auditors of ATP for the fiscal year ending December 31, 2011, and the Board recommends that the shareholders ratify such appointment.

The Board recommends a vote “For” the ratification of the appointment of PricewaterhouseCoopers as ATP’s independent auditors for the fiscal year ending December 31, 2011.

Assuming a quorum is present or represented by proxy at the Annual Meeting, ratification of the appointment of independent auditors requires the affirmative vote of the holders, represented in person or by proxy at the Annual Meeting, of a majority of the shares of ATP’s Common Stock who voted for, against, or expressly abstained with respect to this matter. Accordingly, an abstention would have the same legal effect as a vote against this proposal and broker non-votes would have no effect on the outcome of this proposal.

Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the ratification of the appointment of PricewaterhouseCoopers as independent auditors. If the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. The Audit Committee may terminate the appointment of PricewaterhouseCoopers as ATP’s independent auditors without shareholder approval whenever the Audit Committee deems such termination necessary or appropriate. A representative of PricewaterhouseCoopers is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

The Audit Committee is responsible for pre-approving all fees for audit services and permitted non-audit services, including tax services, to be performed by ATP’s independent auditors. The Audit Committee pre-approved all fees in 2010 and 2009. Additionally, the Audit Committee considered the non-audit services provided by PricewaterhouseCoopers during 2010 and 2009, respectively, and determined that the services provided were compatible with maintaining PricewaterhouseCoopers’ independence. PricewaterhouseCoopers’ fees for the fiscal years ended December 31, 2010 and December 31, 2009 were as set forth below.

Category of Fees	2010	2009
Audit Fees	$1,868,047	$1,883,433
Audit-Related Fees	226,336	230,780
Tax Fees	144,815	94,190
All Other Fees	4,797	4,797

Totals	$2,243,995	$2,213,200

Audit Fees. Audit fees include fees for audit or review services in accordance with the standards of the Public Company Accounting Oversight Board (United States) plus fees for the audit of subsidiary financial statements, a foreign statutory audit, comfort letters and consents associated with capital market transactions, and assistance with and review of documents filed with the Securities and Exchange Commission (“SEC”). Such fees for the fiscal years ended December 31, 2010 and December 31, 2009 were $1,868,047 and $1,883,433, respectively.

Audit-Related Fees. In fiscal year 2010, audit-related fees for consulting on accounting matters were $226,336. In fiscal year 2009, audit-related fees for consulting on accounting matters were $230,780.

Tax Fees. Tax fees for the fiscal years ended December 31, 2010 and December 31, 2009 were $144,815 and $94,190, respectively. Tax fees include professional services provided for tax compliance (including filing state and federal tax returns), tax advice and tax planning, and do not include fees for services rendered in connection with the audit.

All Other Fees. All other PricewaterhouseCoopers fees for the fiscal years ended December 31, 2010 and December 31, 2009 totaled $4,797 per year for licensing fees associated with access to technical accounting research software.

ITEM 3 ON PROXY CARD: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are seeking advisory shareholder approval of the compensation of the executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”) as disclosed in the section of this proxy statement titled “Executive Compensation” and in the Compensation Discussion and Analysis commencing on page 17 of this proxy statement.

The Board of Directors recommends voting “For” approval of the following non-binding advisory resolution.

Resolved, that the shareholders of ATP advise that they APPROVE the compensation of ATP’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and narrative discussion).

As described in the Compensation Discussion and Analysis commencing on page 17 of this proxy statement, the Compensation Committee of the Board has structured our executive compensation program to provide an overall compensation package, including cash compensation and equity awards, that enables ATP to attract, motivate and retain talented executives capable of leading the company. Market survey data is reviewed to ensure competitiveness and compensation is closely tied to individual performance.

Shareholders are encouraged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. The vote on the above resolution is not intended to address any specific element of compensation; rather, it relates to overall compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This vote is advisory and non-binding on the Board and the Compensation Committee and will not require the Board or the Compensation Committee to take any particular action. The outcome of the vote will not be construed as overruling any decision of the Board or creating or implying any additional fiduciary duty of the Board. However, the Board and the Compensation Committee will review the voting results in connection with their ongoing evaluation of ATP’s executive compensation program. Broker non-votes will not be counted in evaluating the results of the vote.

ITEM 4 ON PROXY CARD: ADVISORY VOTE ON FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on executive compensation should be held every three years, every two years, or every year. In satisfaction of this requirement, shareholders are being asked to vote on the following advisory resolution:

Resolved, that the shareholders of ATP advise that a non-binding advisory vote on executive compensation should be held every three years, every two years, or every year, as indicated by shareholders’ votes on this resolution.

The Board of Directors recommends voting for holding an advisory vote on executive compensation every THREE years.

Please mark on the enclosed proxy card your preference on the frequency at which an advisory vote on executive compensation should be held—every three years, every two years, or every year. If you have no preference, you may mark “Abstain” on the proxy card.

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the options.

Some argue that an annual vote is needed to give shareholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders.

Others believe that a less frequent vote would allow shareholders to focus on overall design issues rather than details of individual decisions, would align with the goal of many compensation programs—such as ATP’s program—which is to reward performance that promotes long-term shareholder value, and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year. After evaluating the various views on this matter, the Board believes an advisory vote on executive compensation every three years is in the best interest of ATP and its shareholders.

This is an advisory vote and as such is not binding on the Board. Broker non-votes will not be counted in evaluating the results of the vote.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as of March 10, 2011, unless otherwise noted, regarding beneficial ownership of ATP’s Common Stock by:

•	each known beneficial owner of more than 5% of ATP’s Common Stock;

•	each of ATP’s directors and nominees for director;

•	the persons named in the 2011 Summary Compensation Table on page 26 of this proxy statement; and

•	all of ATP’s current executive officers, directors and director nominees as a group.

Unless otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. As of March 10, 2011, 51,406,746 shares of Common Stock were issued and outstanding (including restricted shares). The address of each person in the table is the address of ATP, unless otherwise indicated. The number of shares beneficially owned by a person includes shares that are subject to stock options exercisable within 60 days of March 10, 2011. These shares are also deemed outstanding for the purpose of computing their percentage ownership, but are not outstanding for the purpose of computing the percentage of ownership of any other person. The number of shares beneficially owned by a person also includes restricted shares (vested and unvested) held by such person or that such person has the right to acquire within 60 days of March 10, 2011.

Beneficial Owner	Shares Beneficially Owned	Percentage of Beneficial Ownership
T. Paul Bulmahn (1) (2)	6,079,853	11.83%
Albert L. Reese, Jr. (1) (3) (4)	283,620	*
Leland E. Tate (1)	156,743	*
George R. Morris (1) (3)	58,050	*
Keith R. Godwin (1) (3)	52,681	*
Brent M. Longnecker (5)	80,000	*
Burt A. Adams (5)	50,204	*
Walter Wendlandt (5)	38,960	*
Arthur H. Dilly (5)	33,504	*
Chris A. Brisack (5)	24,117	*
Robert J. Karow (5)	23,434	*
Gerard J. Swonke (5)	21,904	*
George R. Edwards (5)	21,404	*
All executive officers, Directors and Director nominees as a group, 14 persons (6)	6,950,224	13.36%
Aletheia Research and Management, Inc. (7)	5,440,980	10.58%
BlackRock, Inc. (8)	2,983,678	5.80%
Centennial Energy Partners, L.L.C. (9)	2,654,322	5.16%
Peter K. Seldin (9)	2,654,322	5.16%

*	Indicates less than 1 percent of the outstanding Common Stock.

(1)	Includes beneficial ownership of the following numbers of shares of unvested restricted Common Stock: T. Paul Bulmahn: 120,402 shares; Albert L. Reese, Jr.: 9,000 shares; Leland E. Tate: 62,562 shares; Keith R. Godwin: 8,250 shares; and George R. Morris: 9,500 shares.
(2)	Of these shares, 1,250,000 are the subject of litigation commenced by the beneficial owner seeking return of these shares, which were pledged in a loan that has been fully paid. Therefore, until the proceedings are resolved, the beneficial owner does not exercise sole voting and investment power with respect to these shares.
(3)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of March 10, 2011 pursuant to stock options awarded under the ATP 2000 Stock Plan: Albert L. Reese, Jr.: 16,250 shares; Keith R. Godwin: 16,000 shares; and George R. Morris: 28,250 shares.
(4)	Includes 37,000 shares of Common Stock held of record by The ACR Foundation, with respect to which Albert L. Reese, Jr. serves as President and owner.
(5)	For all non-employee directors other than Mr. Longnecker, includes beneficial ownership of 12,540 shares of unvested restricted Common Stock. Mr. Longnecker became a director of ATP in March, 2010, and thus received his first grant of restricted shares of ATP Common Stock in June, 2010. For Mr. Longnecker, includes beneficial ownership of 10,905 shares of unvested restricted Common Stock.
(6)	Includes 70,250 shares that may be acquired through the exercise of stock options within 60 days of March 10, 2011.

(7)	This information is based on the Schedule 13G filed with the SEC by Aletheia Research and Management, Inc. (“Aletheia”) on March 30, 2011, reflecting its beneficial ownership. The address of Aletheia is 100 Wilshire Boulevard, Suite 1960, Santa Monica, CA 90401.
(8)

This information is based on the Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 2, 2011, reflecting its beneficial ownership. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(9)	This information is based on the Schedule 13G filed with the SEC by Centennial Energy Partners, L.L.C. (“Energy”), and Peter K. Seldin on February 8, 2011 reflecting their shared beneficial ownership of 2,654,322 shares of Common Stock. Each of Energy’s and Mr. Seldin’s beneficial ownership of Common Stock consists of shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, 2,654,322 shares, which shares are owned by certain private investment vehicles of which Energy serves as general partner. Mr. Seldin is the managing member of Energy. The address of Energy and Mr. Seldin is 575 Lexington Avenue, 33rd Floor, New York, New York 10022.

Corporate Governance

General Information about ATP’s Board of Directors

ATP’s Board held seven meetings during 2010. Each director attended 100% of the meetings of the Board and the committees on which such director served during his tenure of service in 2010. ATP encourages its directors to attend each annual shareholders meeting. All of the directors attended the 2010 Annual Meeting of Shareholders. ATP’s independent directors meet separately in executive session in accordance with Rule 5605(b) of the NASDAQ Marketplace Rules. ATP’s Board has a standing Audit Committee and a standing Compensation Committee.

Director Independence

Based on the definition of “independence” set forth in Rule 5605 of the NASDAQ Marketplace Rules, the Board has determined that each of the Class II director nominees, and each of the Class I and Class III directors other than Mr. Bulmahn, is an “independent director.” Mr. Bulmahn is an executive officer of ATP and, therefore, the Board has concluded that he is not an independent director.

Audit Committee

The Audit Committee currently consists of Messrs. Dilly, Edwards, Karow, Longnecker, Swonke (Chairman), and Wendlandt. The Audit Committee is governed by a restated charter that was adopted by the Board on March 28, 2004. The charter is not available on ATP’s website but was included as an appendix to ATP’s 2010 proxy statement. The primary duties of the Audit Committee are to:

1.	Oversee the quality, integrity and reliability of the financial reporting process, including review of financial reports and other financial information provided by ATP to the public;

2.	Be directly responsible for the selection, appointment, compensation, retention and oversight of ATP’s independent auditors;

3.	Oversee the performance of ATP’s independent auditors and any internal audit function that may be utilized in the future;

4.	Monitor ATP’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

5.	Perform such other functions as the Board may assign to the Committee from time to time, or as may be required by applicable laws, rules or regulations.

During 2010, the Audit Committee held five meetings, including quarterly meetings in connection with the preparation and filing of each of ATP’s annual Form 10-K and quarterly Form 10-Q reports for the applicable periods.

The Board has affirmatively determined that each of the members of the Audit Committee is independent as defined under the listing standards of NASDAQ. Each of the current members of the Audit Committee is able to read and understand fundamental financial statements. Pursuant to applicable rules of NASDAQ, at least one member has past employment experience in accounting or other comparable experience, creating “financial sophistication”. Further, the Board has determined that Mr. Swonke, who is an independent director, qualifies as the Audit Committee “financial expert” as defined in the rules of the SEC.

The charter of the Audit Committee provides that the Committee is responsible for pre-approving all audit services and all permitted audit-related services, tax services and other non-audit services to be performed by ATP’s independent auditors. Authority has been delegated to the Chairman of the Committee to pre-approve all audit or non-audit services to be provided by the independent auditors. The Chairman advises the full Committee of such pre-approvals at its scheduled meetings. Each of these services must receive specific pre-approval by the Chairman unless general pre-approval by the Committee has been provided for such category of services in accordance with policies and procedures that comply with applicable laws and regulations.

The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters.

The information contained in this proxy statement with respect to the Audit Committee charter and the independence of the members of the Audit Committee will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that ATP specifically incorporates it by reference in such filing.

The report of the Audit Committee is set forth beginning on page 16 of this proxy statement.

Compensation Committee

The Compensation Committee currently consists of Messrs. Adams, Brisack (Chairman) and Wendlandt. This Committee’s responsibilities include:

•	developing and approving an overall compensation philosophy consistent with ATP’s corporate objectives and shareholder interests;

•	administering and granting awards under ATP’s 2000 Stock Plan and 2010 Stock Plan;

•	administering and granting awards under ATP’s incentive plans;

•	acting as a salary and promotions committee with respect to officers of ATP; and

•	supervising ATP’s 401(k) plan.

The Committee engaged Mercer (US) Inc. as its consultant for executive and/or director compensation matters. See the Compensation Discussion and Analysis commencing on page 17 of this proxy statement for a further discussion of the Compensation Committee’s role with respect to executive compensation.

During 2010, the Compensation Committee held five meetings. The Compensation Committee does not have a charter, but operates under the direction of a resolution of the Board of Directors. The report of the Compensation Committee is set forth on page 25 of this proxy statement.

Director Nominations Process

The independent directors of the Board, which include eight of ATP’s nine directors, identify qualified candidates to serve as nominees for director. When identifying director nominees, the independent directors may consider, among other factors, the person’s reputation, integrity, and independence from ATP; skills and business, government or other professional acumen, bearing in mind the composition of the Board and the current state of ATP and the industry generally; the number of other public companies for which the person serves as director; and the availability of the person’s time and commitment to ATP. In the case of current directors being considered for renomination, the independent directors will also take into account the director’s tenure as a member of the Board, the director’s history of attendance at meetings of the Board and committees thereof and the director’s preparation for and participation in such meetings. Additionally, the independent Board members consider diversity of gender, culture, education, professional experience and differences in viewpoints and skills to be a valuable asset in the composition of the Board and factor this into their decisions.

Shareholders seeking to nominate director candidates for inclusion in ATP’s proxy materials may do so by writing the Corporate Secretary of ATP and giving the recommended candidate’s name, biographical data and qualifications, if such recommendations are submitted by shareholders in compliance with ATP’s bylaws and within the time period set forth below under “Shareholder Proposals and Director Nominations.” Subject to consideration of the above criteria, recommendations for director nominees made by a shareholder or group of shareholders owning at least 25% of the then outstanding shares of Common Stock of ATP will be approved by the independent directors for recommendation to the Board.

Following identification of the need to replace a director, add a director or re-elect a director to the Board, and consideration of the above criteria and any shareholder recommendations, the independent directors shall recommend to the Board one or more nominees, as appropriate, for consideration by the Board. Following such consideration, the Board will submit its recommended nominees to the shareholders for election. The independent directors of the Board utilize this process, rather than a formal nominations committee, because they have found that for ATP the functions of a nominations committee are more than adequately addressed by this process.

Compensation of Directors

Each of ATP’s non-employee directors receives an annual retainer of $30,000, based on the calendar year. Any person who becomes a director during a calendar year will be awarded a pro-rata share of the retainer based upon the beginning date of service. In addition, the Chairman of the Audit Committee receives an annual retainer of $15,000 and the Chairman of the Compensation Committee receives an annual retainer of $10,000. ATP’s director compensation policy provides that immediately following each annual shareholders’ meeting, each non-employee director will be awarded approximately $100,000 in shares of restricted Common Stock (with the number of shares to be based on the closing price of the stock on the annual shareholders’ meeting date). These shares will vest as to 50% upon the earlier of the first anniversary of the date of grant or the date on which the next successive annual shareholders’ meeting is held, as to 25% upon the earlier of the second anniversary of the date of grant or the date on which the second successive annual shareholders’ meeting is held, and as to 25% upon the earlier of the third anniversary of the date of grant or the date on which the third successive annual shareholders’ meeting is held. All these restricted stock awards will immediately vest upon a Corporate Change or a Transaction (each as defined in the 2000 Stock Plan and 2010 Stock Plan, as applicable), death or disability.

In addition, non-employee directors are awarded meeting fees. Each non-employee director receives $2,500 per board meeting attended and is reimbursed for expenses incurred. The Chair of the Audit Committee receives $1,250, and other committee members receive $1,000 per Audit Committee meeting attended. The Chair of the Compensation Committee receives $1,000, and other committee members receive $750 per Compensation Committee meeting attended. Directors who are ATP employees do not receive compensation for their services as directors or members of committees of the Board.

The following table sets forth information regarding the compensation of ATP’s non-employee directors for the year ended December 31, 2010.

Director Compensation

Fiscal Year 2010

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Total ($)
Burt A. Adams	46,250	100,217	146,467
Chris A. Brisack	56,500	100,217	156,717
Arthur H. Dilly	50,000	100,217	150,217
George R. Edwards	50,000	100,217	150,217
Robert J. Karow	48,000	100,217	148,217
Brent M. Longnecker	36,425	100,217	136,642
Gerard J. Swonke	66,250	100,217	166,467
Walter Wendlandt	50,750	100,217	150,967
Lady Barbara Judge (5)	3,250	—	3,250

(1)	Variances among directors’ fees paid reflect the varying committee assignments of directors.
(2)	Represents the “grant date fair value” of restricted Common Stock awarded in 2010, computed in accordance with ASC Topic 718, as required by applicable regulations. See footnote (3) below for additional information.
(3)	On June 4, 2010, each non-employee director was awarded 10,905 shares of restricted stock, which vest as follows: 5,453 shares on the earlier of June 4, 2011 and the 2011 Annual Meeting, 2,726 shares on the earlier of June 4, 2012 and the 2012 Annual Meeting and 2,726 shares on the earlier of June 4, 2013 and the 2013 Annual Meeting. The grant date fair value of each director’s award, based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on June 4, 2010 ($9.19 per share), was $100,217. Subsequent to December 31, 2010, one or more of the directors may sell restricted shares that have vested. See “Security Ownership of Certain Beneficial Owners and Management” above, which sets forth ownership as of March 10, 2011.
(4)	As of December 31, 2010 each non-employee director (other than Mr. Longnecker) owned 12,540 shares of restricted Common Stock that had not vested. Mr. Longnecker owned 10,905 shares of restricted Common Stock that had not vested as of December 31, 2010.
(5)	Lady Barbara Judge resigned as a director in March 2010.

Director Experience, Skills and Qualifications for Service to ATP

The specific experience, qualifications, attributes or skills that led to selection of each of ATP’s directors and director nominees, in light of ATP’s unique business and structure, are as follows:

T. Paul Bulmahn (BA, JD, MBA) has served as ATP’s Chairman and Chief Executive Officer since May 2008. Prior to May 2008, he served as Chairman and President from the time he founded ATP in 1991. Mr. Bulmahn brings to the Board valuable entrepreneurial experience as founder of the company with intimate knowledge of ATP’s business and strategy, in addition to years of experience in the oil and gas industry.

Burt A. Adams (BS—Civil Engineering, MBA) has served as a Director since 2006. Mr. Adams is a member of the Compensation Committee. Mr. Adams has extensive business experience in the industry having successfully led numerous companies in the oil field services sector in executive and director positions.

Chris A. Brisack (BS cum laude, JD) served as a Director of ATP from 1991 until 1995, was re-elected to the Board of Directors in 2002 and has continued to serve as a Director since that time. Mr. Brisack is Chairman of the Compensation Committee. Mr. Brisack’s leadership and appellate legal experience brings to the Board expertise in weighing and reconciling diverse facts and viewpoints.

Arthur H. Dilly (BA with honors, MA) has served as a Director since 2001. Mr. Dilly is a member of the Audit Committee. Mr. Dilly’s experience as Executive Secretary of the Board of Regents of the University of Texas System provides him unique insights into successful high-level problem solving.

George R. Edwards (JD) has served as a Director since 2006. Mr. Edwards is a member of the Audit Committee. Mr. Edwards’ background as a Board Certified oil, gas and mineral law attorney and his experience in venture capital and real estate financing, provides a unique perspective to the Board.

Robert J. Karow (BS, JD) has served as a Director since 2006. Mr. Karow is a member of the Audit Committee. Mr. Karow provides a global perspective as former President of IPE International, with insights in petroleum engineering, operations, transportation and gas facilities.

Brent M. Longnecker (BA—Business Administration, MBA) has served as a Director since March 2010. Mr. Longnecker is a member of the Audit Committee. Mr. Longnecker brings valuable financial acumen, corporate governance and executive compensation knowledge and experience.

Gerard J. Swonke (BA—Economics, JD) has served as a Director since 1996. Mr. Swonke is a Chairman of the Audit Committee. Mr. Swonke combines experience in key areas of interest to ATP including financial analysis knowledge and international oil and gas contract negotiations.

Walter Wendlandt (BS—Mechanical Engineering, JD) has served as a Director since 2001. Mr. Wendlandt is a member of the Audit Committee and the Compensation Committee. Mr. Wendlandt served as Director of the Railroad Commission of Texas, bringing to the Board extensive oil and gas industry experience and operational and administrative oversight perspectives.

Board Leadership Structure & Role in Risk Management Oversight

The Board has elected to employ a leadership structure that combines the roles of Chairman of the Board and Chief Executive Officer. The Board believes that ATP’s Chief Executive Officer, Mr. Bulmahn, is best qualified to serve as Chairman because he is the director most familiar with ATP’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. All eight other directors are independent and possess experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer provides company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategic development, expedites program execution, and facilitates information flow between management and the Board, each of which is essential to effective governance. The Board has not formally appointed a lead independent director. Prior to 2008, Mr. Bulmahn was President of ATP, and the roles of President and Chairman of the Board were combined for the same reasons stated above.

The Board’s role includes oversight of the risk management function. Throughout the year, at Audit Committee meetings, the Chief Financial Officer provides a comprehensive review of ATP’s insurance program, including the status of and any anticipated changes as the result of the renewal process for the various types of insurance maintained by ATP, as well as any special insurance requirements related to specific current projects, such as construction risk insurance, and the state of the insurance market generally. The Audit Committee has the opportunity at these reviews to question and provide input to the Chief Financial Officer. The Audit Committee then reports this information to the Board and brings any matters of concern to the Board. At least once per year, the Board is provided with a comprehensive insurance summary prepared by ATP’s insurance brokers, who are also available to the Board for any questions. The Chief Financial Officer is also available to the Board for questions with respect to all aspects of risk management. With respect to financial hedging transactions, each hedge is reviewed and pre-approved by a committee comprised of the Chief Executive Officer, President, Chief Accounting Officer, Chief Financial Officer and Chief Operating Officer. Subsequently, ATP’s financial hedge transactions are reviewed in detail by the Audit Committee at least quarterly in conjunction with their review of each quarterly report on Form 10-Q and the annual report on Form 10-K. At this review, the Chief Financial

Officer and the Chief Accounting Officer are available for explanation and to respond to any inquiries the members of the Audit Committee may have. Additionally, throughout the year, most Board meetings include an operational review, a financial review, and an insurance review. During these discussions, members of management update the Board on current issues and the Board has the opportunity to seek any further information as needed, and provide input to management on risk management as it relates to all facets of ATP’s business.

Related Party Transactions and Review Procedures

ATP’s Board has adopted a written procedure for the review of related party transactions. The Audit Committee is responsible for reviewing transactions, series of transactions or proposed transactions involving ATP and a related person, which includes ATP’s executive officers and directors, or any member of their immediate family. Examples of the types of transactions the Audit Committee reviews includes payments made by ATP directly to a related person (other than in their capacity as a director or employee) or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. Any transactions identified are evaluated based on the requirements set forth in Item 404 of Regulation S-K of the rules of the SEC. The Committee’s determination regarding transactions requiring disclosure is submitted to the Board for review and final determination. ATP’s Board has conducted the review procedure with respect to fiscal year 2010 and has determined that there are no reportable related party transactions.

Shareholder Communications

Shareholders can contact any director or committee of the Board by writing to them c/o Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 100, Houston, Texas 77027.

Compensation Committee Interlocks and Insider Participation

None of ATP’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of ATP’s Board or the Compensation Committee. No person who was an officer or employee of ATP or any of its subsidiaries in 2010, or in prior years, served as a member of ATP’s Compensation Committee in 2010.

Code of Business Conduct and Ethics

ATP has adopted a Code of Business Conduct and Ethics that applies to all of ATP’s officers, directors and employees, including ATP’s principal executive officer, principal financial officer and principal accounting officer. ATP’s Code of Business Conduct and Ethics covers all areas of professional conduct including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to ATP’s business. If the Board adopts an amendment to ATP’s Code of Business Conduct and Ethics (other than technical, administrative, or other non-substantive amendments) that applies to any of ATP’s executive officers (including the principal executive officer, principal financial officer, principal accounting officer, and controller) or directors, ATP will post such information on its website.

A copy of ATP’s Code of Business Conduct and Ethics is posted on its website at www.atpog.com. Or, to obtain a copy of ATP’s Code of Business Conduct and Ethics, without charge, any person may submit a written request to ATP, c/o Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 100, Houston, Texas 77027.

Shareholder Proposals and Director Nominations

Shareholders may propose matters to be presented at future shareholders’ meetings and may also nominate persons for election as Directors. Formal procedures exist for such proposals and nominations.

Any shareholder desiring to present a proposal for inclusion in ATP’s proxy materials for the Annual Meeting of Shareholders to be held in 2012 (the “2012 Annual Meeting”) must present the proposal to the Corporate Secretary of ATP not later than December 30, 2011. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be included in ATP’s proxy materials for the 2012 Annual Meeting.

If a shareholder desires to nominate a director or bring a matter before an annual meeting and the proposal is submitted outside the process of Rule 14a-8, such proposal must be made in compliance with ATP’s bylaws. ATP’s bylaws provide generally that such nomination or proposal must be delivered in writing to the Corporate Secretary of ATP at least 90 but no more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders, in order to be considered timely, subject to compliance with any other applicable provisions of ATP’s bylaws. Therefore, shareholders who wish to nominate directors or to bring business before the 2012 Annual Meeting outside of the process of Rule 14a-8 described in the preceding paragraph must notify ATP not earlier than January 27, 2012 nor later than February 27, 2012. The chairman of the meeting may determine that any proposal for which ATP did not receive timely notice shall not be considered at the meeting. If in the discretion of such chairman any such proposal is to be considered at the meeting, the persons designated in ATP’s proxy materials will be granted discretionary authority with respect to the untimely shareholder proposal.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to ATP’s audited financial statements for the fiscal year ended December 31, 2010.

The Audit Committee reviewed and discussed the audited financial statements of ATP for the fiscal year ended December 31, 2010 with ATP’s management, and management represented to the Audit Committee that ATP’s financial statements were prepared in accordance with accounting principles generally accepted in the U.S. The Audit Committee discussed with PricewaterhouseCoopers matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed and discussed with PricewaterhouseCoopers their independence from ATP. Based on the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee as referenced above, the Audit Committee recommended to the Board that ATP’s audited financial statements be included in ATP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The Audit Committee,

Gerard J. Swonke, Chairman

Arthur H. Dilly

Robert J. Karow

George R. Edwards

Brent M. Longnecker

Walter Wendlandt

Compensation Discussion and Analysis

Executive Summary

The primary objective of ATP’s executive compensation program is to attract, retain and motivate the best available talent in the energy market. ATP’s results and its ability to maximize shareholder value have been and are dependent on ATP’s ability to accomplish this objective. In 2010, the domestic oil and gas industry faced many unique challenges in the wake of the blowout of the BP Macondo well in the Gulf of Mexico, from the government-imposed drilling moratorium on May 30, 2010, to a continually changing regulatory environment, and the lengthy delay of the Bureau of Ocean Energy Management, Regulation and Enforcement in granting deepwater drilling permits in the Gulf of Mexico after lifting the moratorium on October 12, 2010. The Compensation Committee (“Committee”) of ATP’s Board recognized these unique challenges and ATP’s responses, as well as other factors, in its executive compensation decisions for 2010. As discussed below, these other factors included ATP’s operational results, improved liquidity, and asset monetizations in a year that presented formidable economic, regulatory and operational challenges to the industry.

This Compensation Discussion and Analysis outlines the processes, elements and decisions regarding 2010 compensation for the following executive officers who are named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”):

• T. Paul Bulmahn	Chairman and Chief Executive Officer
• Leland E. Tate	President
• George R. Morris	Chief Operating Officer
• Albert L. Reese, Jr.	Chief Financial Officer
• Keith R. Godwin	Chief Accounting Officer

Compensation of ATP’s Named Executive Officers consists of the compensation elements set forth in the following table:

Table of Primary Compensation Elements, Key Features and Objectives

Compensation Element	Key Features	Objectives
Base salary	Adjustments to base salaries are typically made annually taking into account individual performance and experience, retention objectives, market competitive data, and job responsibilities	Attract, motivate and retain highly qualified executives

All-employee bonus	Cash incentive compensation based on an analysis of individual performance, years of service with ATP and relative base salary	Motivate all employees to achieve strong overall company and individual performance

Discretionary bonus	Discretionary cash awards for exemplary individual performance, which may or may not be awarded each year	Share success of ATP with high-performing individuals

Long-term equity incentives	Restricted stock and stock option awards that tie compensation to the continued growth of ATP and the appreciation of ATP’s Common Stock	Align the interests of NEOs with those of ATP’s shareholders and serve as a retention incentive

Compensation Committee Composition, Duties and Goals

The Committee is composed of three independent directors as defined and required by Rules 5605(a) and (d) of the NASDAQ Marketplace Rules. The Committee’s responsibilities include:

•	developing and approving an overall compensation philosophy consistent with ATP’s corporate objectives and shareholder interests;

•	administering and granting awards under ATP’s 2000 Stock Plan and ATP’s 2010 Stock Plan;

•	administering and granting awards under ATP’s All Employee Bonus Policy and Discretionary Employee Bonus Policy;

•	acting as a salary and promotions committee with respect to officers of ATP;

•	acting as a committee for administration of other forms of non-salary compensation; and

•	supervising ATP’s 401(k) plan.

The primary objective of the Committee is to develop and maintain an executive compensation program that will attract, retain and motivate executive officers capable of leading ATP in a complex, competitive, and changing industry. A capable, innovative, and highly motivated executive management team is an integral part of ATP’s success. To achieve this objective, ATP’s executive compensation program has the following primary goals:

•	to provide compensation that is competitive with similarly situated peers in the energy industry;

•	to align the interests of ATP’s executive officers with those of its shareholders through the use of equity-based compensation; and

•

to pay for performance without encouraging excessive risk, whereby a significant portion of an executive officer’s total compensation is at risk in the form of annual cash bonus awards and long-term equity incentives that are tied to both company and individual performance.

Role of Management in the Executive Compensation Process

The Committee has delegated to the Chief Executive Officer the authority to establish (i) base salaries for all officers and employees of ATP (other than himself and the President), and (ii) incentive compensation for all officers of ATP, other than officers subject to Section 16(a) of the Securities Exchange Act of 1934. The Committee has further authorized the Chief Executive Officer to delegate to the President of ATP authority to establish base salaries for other officers and employees of ATP. The President recommends to the Chief Executive Officer the form and amount of base salaries and incentive compensation for the NEOs other than himself and the Chief Executive Officer. The Chief Executive Officer recommends to the Committee the form and amount of incentive compensation for the NEOs other than himself and the President. Neither the Chief Executive Officer nor the President of ATP participates in the Committee’s discussions or decisions regarding their compensation. They are not present for the Committee’s nor the Board’s deliberations on their compensation, and the Chief Executive Officer (who is also Chairman of the Board) does not vote on his own compensation. Neither meets separately with the Committee’s compensation consultant to discuss their own compensation. Similarly, none of the other NEOs is involved in the determination of his own or any other NEO’s compensation.

Role of the Consultant

The Committee has the authority to engage the services of compensation consultants for assistance and to provide periodic objective third-party reviews of the effectiveness and competitiveness of ATP’s executive compensation structure. During 2010, the Committee engaged the services of the executive compensation consulting firm, Mercer (US) Inc. (“Mercer”), to assist the Committee in its review of the compensation structure for the top two executive officers and to provide analysis, conclusions and recommendations on compensation for those officers. Mercer provides only compensation consulting services to the Committee and, during 2010, did not provide any other services to ATP.

2010 Executive Compensation Market Analysis

Mercer worked with the Committee to provide a market competitive executive compensation analysis. Executive compensation data from (i) peer group 2010 proxy statements and (ii) published 2010 executive compensation surveys were weighted at 50 percent each to calculate the 50th percentile and 75th percentile market reference points (“Market Reference Points”) that the Committee used for benchmarking executive compensation.

Peer Group Data

Following discussions with Mercer, the Committee chose the peer group companies listed below (the “Peer Group”) for its executive compensation market analysis:

ATP 2010 Peer Group Companies

Forest Oil Corporation

Helix Energy Services Group

Mariner Energy (acquired by Apache Corporation in November 2010)

Newfield Exploration Company

Plains Exploration & Production Company

Rosetta Resources Inc.

Stone Energy Corporation

Swift Energy Company

ATP’s “Peer Group” companies, all of which are in the oil and gas exploration and production industry, were identified based on various factors, including revenue, market capitalization, total assets, reserves, international operations, offshore operations, and infrastructure ownership. Because of ATP’s unique business model, none of the members of the Peer Group is an exact match to ATP on all factors that were considered. Some companies in the Peer Group may be highly comparable to ATP with respect to certain factors, while others in the Peer Group are highly comparable with respect to other factors. The Committee believes that, as a whole, the Peer Group is similar to ATP with respect to the factors considered and is reflective of the ‘peers’ with which ATP would compete for executive talent. Companies that are similar to ATP in size are not included if they are in unrelated industries or have operations that are highly dissimilar to ATP because ATP typically does not hire executives from such companies, nor would ATP be likely to lose executives to such companies. The Committee used compensation data for the Peer Group, as reflected in those companies’ proxy statements, in developing the Market Reference Points.

Published Executive Compensation Survey Data

Mercer used the following published executive compensation survey sources (“Survey Data”), which include sources specific to the energy industry, to develop the Market Reference Points that were used by the Compensation Committee in the compensation process:

•	Mercer Benchmark Database (Revenues between $250M—$1B)

•	Mercer Total Compensation Survey (MTCS): Survey for the Energy Sector (Revenues between $250M—$1B)

•	Towers Watson Executive Compensation Database (Revenues between $250M—$1B)

•	ECI Oil & Gas Survey (Revenues between $325M—$800M)

Mercer updated all Survey Data to January 2011. Oil and gas exploration and production and energy industry compensation data were used, where possible.

Executive Compensation Process and Analysis

Overview

The Committee analyzed the compensation elements identified in the table on page 17 with respect to the Chief Executive Officer and the President using the following process:

1)	Review the positions of the Chief Executive Officer and the President in terms of scope and responsibility, job complexity, knowledge, experience required, individual performance, and other relevant factors, including those described below.

2)	Compare compensation of the Chief Executive Officer to survey CEOs, and compensation of ATP’s President to the second highest paid executive as reflected in the Survey Data, and compare compensation of the Chief Executive Officer and President to comparable executive positions in the Peer Group.

3)	Use the Market Reference Points as guidelines for the overall compensation package.

The Committee’s recommendations regarding each element of the Chief Executive Officer’s and the President’s compensation were submitted to the independent members of the Board for approval.

In analyzing the various compensation elements for each of the other NEOs (other than himself and the President), the Chief Executive Officer considers:

1)	the scope and responsibility of each officer’s position, as well as job complexity, knowledge, experience required, individual performance and other relevant factors, including those enumerated below; and

2)	published compensation survey data as 50th percentile and 75th percentile range guidelines for the various compensation elements and overall compensation.

The Chief Executive Officer then recommends to the Committee for approval the form and amount of incentive compensation for the NEOs other than himself and the President.

Key Factors in 2010 Total Compensation Analysis by the Committee

The Committee considered the following key factors as particularly instructive in their executive compensation decision-making process in 2010:

1)	Although the domestic oil and gas industry faced unprecedented regulatory and operational challenges during 2010, as noted above, ATP’s significant operational accomplishments in 2010 included:

•	Achieving average production of 24.9 MBoe per day in the 4th quarter of 2010, an increase of 83% over the 4th quarter of 2009;

•	Achieving average production for 2010 of approximately 7.7 MMBoe, an increase of 31% over year-end 2009;

•

Recording year-end 2010 proved reserves totaling 126.4 MMBoe, with a pre-tax PV-10 value of $2.6 billion, using SEC pricing as of December 31, 2010, as determined by our independent reservoir engineers;

•	Commencing production from two new wells at the ATP Telemark Hub in the Gulf of Mexico and a new well at ATP’s Tors property in the U.K. North Sea;

•

Expanding ATP’s presence in the deepwater Gulf of Mexico by acquiring 100% of the working interest in Garden Banks Block 782, located near existing infrastructure owned by others, and Ship Shoal Block 361, in close proximity to an existing ATP Hub location; and

•	Advancing construction of the Octabuoy Hull to be deployed initially at the Cheviot field in the U.K. North Sea, one of ATP’s largest developments in terms of proved and probable reserves.

2)	From a financial standpoint, ATP’s accomplishments in 2010 included:

•	Completing a private offering of $1.5 billion senior second lien notes;

•

Completing the contribution of the ATP Titan platform and related assets to ATP Titan LLC, a wholly-owned subsidiary. Simultaneously, ATP entered into an exclusive platform use agreement with ATP Titan LLC, and ATP Titan LLC secured a $350 million term loan facility with CLMG Energy Finance, LLC, of which $250 million had been drawn at year-end 2010;

•	Closing a $150 million first lien senior secured term loan facility with an option for an additional $350 million loan; and

•	Completing the sale of a 67% working interest in the deep operating rights of one of ATP’s Gulf of Mexico properties, resulting in a $15.0 million gain.

These and other transactions in 2010 added $2.157 billion in proceeds to ensure adequate liquidity during times of uncertainty in the industry.

3)	ATP, with only 64 employees, continued to manage the complexity of deepwater operations in a safe and environmentally sound manner and remains a leader in innovative technical advancements in the Gulf of Mexico and the North Sea.

In addition, as discussed below, the Committee considered individual responsibility and the performance of each executive in achieving the foregoing, as well as retention-related considerations. The Committee did not assign specific weight to any particular factor or factors in determining fair and reasonable compensation for ATP’s two top executive officers, but in light of all the factors considered, the Committee determined to position the total compensation of the Chief Executive Officer and the President (base salary, cash bonus and long-term equity incentive compensation) in alignment generally with the 75th percentile Market Reference Point. The Committee’s decisions regarding the compensation mix were made with this total compensation target in mind, while balancing the additional factors and considerations reflected in the paragraphs below, and the Committee’s goal of placing a significant portion of compensation at risk in incentive-based, variable compensation awards versus base salary.

Base Salary

Base salaries paid to the NEOs are the foundation of ATP’s compensation program. Ensuring that executives’ salaries remain competitive with ATP’s Peer Group and the industry generally is critical to achieving the objectives of attracting, motivating and retaining highly qualified executive officers. Base salaries are intended to provide a level of certainty and stability with respect to compensation from year to year. Typically, adjustments to base salaries are made annually consistent with these objectives, taking into account individual performance and experience, retention objectives, job responsibilities, market competitive compensation data, and other factors. No specific formulas or weights are applied to any of these factors in awarding salary increases.

As of the date of this proxy statement, the annual base salaries of our NEOs are as follows:

T. Paul Bulmahn, Chief Executive Officer:	$700,000
Leland E. Tate, President	$550,000
George R. Morris, Chief Operating Officer	$398,780
Albert L. Reese, Jr., Chief Financial Officer	$361,913
Keith R. Godwin, Chief Accounting Officer	$351,588

No changes to the NEO’s base salaries have been made since the date of the last proxy statement, other than the salary of Mr. Tate, which was increased from $525,000 to $550,000 effective January 1, 2011. Mr. Bulmahn’s salary has not increased since December 2008. The base salaries of the other NEOs have not increased since December 2009.

Cash Bonus

ATP All-Employee Bonus Policy: ATP’s Board established the ATP All-Employee Bonus Policy (see description of this policy on page 29 of this proxy statement) to provide additional cash incentive compensation for all employees (including the NEOs), based on ATP’s overall performance and the individual’s performance, years of service, and relative base salary. No specific qualitative or quantitative targets or goals were established for 2010 under the ATP All-Employee Bonus Policy. Each year, a subjective determination is made by the Chief Executive Officer as to whether ATP’s performance warrants payment of bonuses under this policy. In 2010, the Chief Executive Officer considered ATP’s accomplishments identified above beginning on page 20. ATP’s employees, working as a team under the leadership of the NEOs, were able to achieve these results, to the benefit of ATP. Therefore, bonuses were awarded under this policy in 2010. Individual bonuses were then determined based on an analysis of individual performance, the individual’s years of service with ATP and relative base salary, with individual performance receiving the most significant consideration. In recognition of their leadership in connection with the foregoing accomplishments, bonuses were paid to the NEOs (other than the Chief Executive Officer and President) in 2010 under this bonus policy, and are set forth in the Summary Compensation Table on page 26 of this proxy statement.

ATP Discretionary Bonus Policy: The stated purpose of this policy, which is described on page 29 of this proxy statement, is to share the successes of ATP with employees (including the NEOs) who demonstrate exemplary performance. No specific qualitative or quantitative targets or goals were established for 2010 under the ATP Discretionary Bonus Policy; however, in determining to award the Chief Executive Officer’s and the President’s bonuses under this policy, the Committee considered the totality of the information before it, including ATP’s achievements in 2010 set forth above, each individual’s instrumental role in those achievements, the guideline for overall compensation at the 75th percentile Market Reference Point, and the discussions with and information provided by Mercer.

With respect to the Chief Executive Officer, the Committee considered Mr. Bulmahn’s long-term proven track record of vision and leadership since he founded ATP twenty years ago, and in particular the enhanced focus on long-term strategy for ATP, increased and improved financing and liquidity accomplishments, and his leadership as an industry advocate in response to the challenges in the offshore Gulf of Mexico energy sector resulting from the BP Macondo well blowout. The Committee recognized the guidance and leadership of both Mr. Bulmahn and Mr. Tate in the achievement of the key factors noted above and in managing successfully the increasing complexities of ATP’s business and projects, with a concurrent focus on strategy development and implementation. Upon recommendation of the Committee, the independent members of the Board awarded bonuses to the Chief Executive Officer and the President under this policy for 2010 performance. These bonuses are set forth in the Summary Compensation Table on page 26 of this proxy statement. As all awards under this policy are discretionary, the factors considered each year may vary and bonuses may or may not be awarded under the policy in a given year.

Long-Term Equity Incentives

Long-term equity incentives in the form of restricted Common Stock and stock options awarded to the NEOs align their interests with those of ATP’s shareholders by tying a portion of each executive officer’s compensation to the continued growth of ATP and the appreciation of ATP’s Common Stock. These incentives are also an effective retention tool for executive officers and other employees. The ATP 2000 Stock Plan (described on page 27 of this proxy statement) provided for the award of incentive stock options, nonqualified stock options, and restricted stock awards or any combination of such awards to provide long-term incentive and reward opportunities (the ability to grant new awards under this Plan terminated in February 2011). The ATP 2010 Stock Plan (described on page 28 of this proxy statement) provides for the award of incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares, restricted stock bonus awards and performance share bonus awards to participants, including officers, directors, employees and consultants of ATP. No awards were made under the ATP 2010 Stock Plan in 2010.

The Committee recommends to the independent members of the Board the form and amount of the long-term incentive awards for the Chief Executive Officer and the President. The Chief Executive Officer recommends to the Committee, and the Committee determines, the form and amount of long-term incentive awards for the other Named Executive Officers. These recommendations and decisions are subjective, based on market competitive data, company performance, individual performance, and the objectives of retention and motivation, among other factors. These awards are not awarded based upon specific qualitative or quantitative targets or goals, and neither the Committee nor the Chief Executive Officer employs any specific formula for allocating between cash compensation (base salary and bonus) and non-cash compensation. In each case, the subjective determinations are reasoned decisions based upon the totality of the factors before the Committee or the Chief Executive Officer, as applicable, at the time.

Restricted stock awarded to the Chief Executive Officer and the President on January 1, 2010 for performance in 2009 is reflected in the Grants of Plan Based Awards Table for fiscal year 2010 on page 27 of this proxy statement. The basis for this award for 2009 performance was discussed in ATP’s 2010 proxy statement. The vesting schedule for such grants is set out in the Outstanding Equity Awards Table on page 33 of this proxy statement. No other awards of restricted stock were made to these executives in 2010.

In determining incentive compensation awards for the Chief Executive Officer and the President for 2010 performance, the Committee considered the key factors that are noted beginning on page 20 of this proxy statement, the benchmark for overall compensation at the 75th percentile Market Reference Point, retention-related considerations, the potential for appreciation in ATP’s stock price, internal relative compensation levels, and the current stock ownership levels of each executive. Effective January 6, 2011, upon recommendation of the Committee, the Board awarded to the Chief Executive Officer 72,581 shares of restricted Common Stock and awarded to the President 35,842 shares of restricted Common Stock. These grants were in keeping with the Committee’s intention to align total compensation for the Chief Executive Officer and the President generally with the 75th percentile Market Reference Point. The Committee believes that providing compensation in the form of restricted Common Stock benefits ATP by closely aligning compensation with the shareholders’ interest in value creation for ATP. Additionally, these awards reflect the importance the Committee places on retaining these two individuals for the long-term. These grants will be reflected in the Grants of Plan-Based Awards Table for fiscal year 2011 in next year’s proxy statement.

In July 2010, each of the Named Executive Officers (other than the Chief Executive Officer and the President) was awarded a grant of stock options. These awards are reflected in the Grants of Plan-Based Awards Table on page 27 of this proxy statement. The awards vest 25% on August 1 of each year commencing in 2011. In recommending and approving these awards, the Chief Executive Officer and the Committee considered the goals of incentivizing performance that is aligned with ATP’s shareholders’ interests, the retention incentives provided through the vesting schedule, the market competitive compensation the awards would establish, and the motivation the awards would provide our executives who are key to ATP’s long-term success.

Employee Benefits and Perquisites

ATP’s Named Executive Officers are entitled to the same employee benefits as ATP’s other employees, such as medical, dental and life insurance and participation in ATP’s 401(k) plan. ATP offers only a very limited number of perquisites to the NEOs. The value of these perquisites in 2010 was less than $10,000 per person.

Employment Agreements

Effective December 1, 2010, ATP entered into employment agreements (“Employment Agreements”) with each of the NEOs: T. Paul Bulmahn, Chief Executive Officer; Keith R. Godwin, Chief Accounting Officer; George R. Morris, Chief Operating Officer; Albert L. Reese Jr., Chief Financial Officer; and Leland E. Tate, President, which Employment Agreements replaced employment agreements that had been in place previously with each of the NEOs (the “Prior Agreements”).

The Employment Agreements, which are described in greater detail beginning on page 29 of this proxy statement, include the following changes from the Prior Agreements: (i) a new section 22 is set forth regarding the timing of payments and benefits to comply with Section 409A of the Internal Revenue Code; and (ii) the elimination in Mr. Bulmahn’s Employment Agreement of a specified minimum annual bonus compensation target, based on the attainment of performance targets established by ATP’s Board.

The Employment Agreements provide for certain payments to the NEOs upon the occurrence of specified triggering events. These triggers, which are set forth in the Potential Payments Upon Termination or Change in Control table on page 31 of this proxy statement, are:

•	Termination by the Executive for Good Reason Outside a Change in Control Period

•	Termination without Cause Outside a Change in Control Period

•	Change in Control and No Termination

•	Change in Control and Termination (without Cause or by the Executive for Good Reason) during a Change in Control Period

The first two triggers are without regard to a change in control. The other two triggers pertain to a change in control event. The Committee believes that the Employment Agreements are important for several reasons, including providing reasonable certainty of compensation in the event of the occurrences identified as triggers, and to remain competitive in retaining our executives in a very competitive market. As noted in the table on page 31, our Chief Executive Officer, Mr. Bulmahn, is entitled to a payment upon a Change in Control (as defined in the Employment Agreements) without regard to termination. The other NEOs are entitled to a payment upon Change in Control only if termination without Cause or by the NEO for Good Reason occurs during a “Change in Control Period” as defined in the Employment Agreements. In the event of a Change in Control, these compensation arrangements provide the financial security that will help to ensure a smooth transition and allow the executives to remain focused on making the best decisions for the future of ATP rather than their own personal employment situation. The potential payment to Mr. Bulmahn was structured differently primarily because the Compensation Committee took into account his role as the founder of ATP.

Tax Legislation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to a public company for certain compensation paid to its chief executive officer or certain other highly compensated executive officers (excluding the Chief Financial Officer) if the compensation of any such officers exceeds $1.0 million in a particular year. To maintain flexibility in compensating ATP’s executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. The Committee does review the deductibility of the various forms of executive compensation utilized. ATP makes payments that are not fully deductible as necessary to achieve compensation objectives and to align with shareholder interests. In connection with its policies relating to executive compensation, the Committee considered the implications of Section 162(m) along with the various other factors described in this report in making its executive compensation determinations in 2010.

ATP continues to monitor the regulatory developments under Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004. Additionally, ATP monitors the impact of Section 280G of the Code. Under their respective employment agreements, if benefits to which the NEOs become entitled are considered “excess parachute payments” under Section 280G of the Code, then they will be entitled to an additional payment from ATP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment). The estimated amount of these payments, if any, assuming a change of control occurred on December 31, 2010, is set forth in the Potential Payments upon Termination or Change in Control table on page 31 of this proxy statement.

Report of the Compensation Committee

The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee,

Chris A. Brisack, Chairman

Burt A. Adams

Walter Wendlandt

Executive Compensation

The Summary Compensation Table set forth below includes information regarding the compensation of ATP’s Chief Executive Officer, Chief Financial Officer and each of the company’s three other most highly compensated executive officers (the “Named Executive Officers” or “NEOs”) for the years ended December 31, 2010, 2009 and 2008. The Stock Awards and Option Awards columns reflect the “grant date fair value” of awards made in 2010, 2009 and 2008 to the Named Executive Officers, calculated in accordance with SEC regulations issued in December 2009. See footnote 3 below the table for further detail on these calculations. There were no stock option exercises by the Named Executive Officers in 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)		Option Awards (2) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total (4) ($)
T. Paul Bulmahn	2010	700,000	3,150,000	1,115,043	(5)	—		—	9,800	4,974,843
Chairman and Chief	2009	700,000	2,950,000	405,311	(6)	—		—	9,800	4,065,111
Executive Officer	2008	654,167	2,914,320	3,501,613	(7)	—		—	9,200	7,079,300

Leland E. Tate	2010	525,000	1,200,000	565,601	(5)	—		—	9,800	2,300,401
President (8)	2009	500,000	1,100,000	263,250	(6)	—		—	9,800	1,873,050
	2008	454,088	1,050,579	—		—		—	9,200	1,513,867

George R. Morris	2010	398,780	112,968	—		62,789	(9)	—	9,800	584,337
Chief Operating	2009	361,077	57,055	127,600	(10)	70,502	(11)	—	9,800	626,034
Officer (8)	2008	288,846	76,891	194,040	(12)	177,018	(13)	—	9,200	745,996

Albert L. Reese, Jr.	2010	361,913	106,512	—		60,661	(9)	—	9,800	538,886
Chief Financial	2009	325,051	99,000	127,600	(10)	79,314	(11)	—	9,800	640,765
Officer	2008	293,943	81,214	163,320	(12)	161,159	(13)	—	9,200	711,836

Keith R. Godwin	2010	351,588	97,574	—		57,468	(9)	—	9,800	516,430
Chief Accounting	2009	317,057	79,408	111,650	(10)	70,502	(11)	—	9,800	588,417
Officer	2008	286,832	85,527	166,320	(12)	164,740	(13)	—	9,200	712,619

(1)	The bonus amounts shown for 2010 include bonuses awarded and paid in December 2010 to Messrs. Morris, Reese and Godwin under the All-Employee Bonus Policy for 2010 performance. Bonuses awarded to Mr. Bulmahn and Mr. Tate for 2010 performance, reflected in the table above, will be paid in 2011. See the discussion under the caption “Cash Bonus” in the Compensation Discussion and Analysis on page 22 of this proxy statement.
(2)	For proxy statements in 2009 and before, SEC regulations required disclosure of the “dollar value recognized in the indicated year as compensation expense for financial reporting purposes of restricted shares and options awarded in that year or earlier years computed per FAS123R.” Current regulations, however, require disclosure of the “grant date fair value” of restricted Common Stock and options awarded in the years indicated in the table, computed in accordance with ASC Topic 718, and as shown in the Grant of Plan Based Awards Table on page 27 of this proxy statement. Thus, the amounts in the above table for all years are calculated on this basis and do not reflect the actual value that may be received by the Named Executive Officers. The values used for calculation of the “grant date fair values” are set forth in the footnotes below. The valuation of options has been determined in accordance with a technical statistical valuation methodology. See Note 11 to the Notes to Consolidated Financial Statements in ATP’s Annual Report on Form 10-K for a description of the assumptions made in the valuation of option awards.
(3)	Consists of matching contributions to ATP’s 401(k) savings plan.
(4)	Total compensation, as reflected in this column, includes the grant date fair value of restricted stock and options awarded in the indicated years, computed in accordance with ASC Topic 718. See footnote (2) above for further detail.
(5)	The grant date fair value for restricted stock awards on January 1, 2010 was $18.28 per share.

(6)	The grant date fair value for restricted stock awards on January 1, 2009 was $5.85 per share.
(7)	The grant date fair value for restricted stock awards on January 1, 2008 was $50.54 per share.
(8)	Mr. Morris became Chief Operating Officer on May 21, 2008. Prior thereto, he served as Vice President—Acquisitions since October 2007. Mr. Tate became President on May 21, 2008. Prior thereto, he served as Sr. Vice President—Operations from 2000 to 2003 and Chief Operating Officer from 2003 to 2008. During 2008, Mr. Tate’s compensation structure changed as a result of his promotion to President.
(9)	The grant date fair value for option awards granted on July 14, 2010 was $5.3211 per share.
(10)	The grant date fair value for restricted stock awards on December 3, 2009 was $15.95 per share.
(11)	The grant date fair value for option awards granted on December 3, 2009 was $8.8127 per share.
(12)	The grant date fair value for restricted stock awards on July 29, 2008 was $27.72 per share.
(13)	The grant date fair value for option awards granted on July 29, 2008 was $9.7204 per share, and for option awards granted on December 29, 2008 was $2.5583 per share.

Grants of Plan-Based Awards Table

Fiscal Year 2010

The following table sets forth information concerning individual grants of awards made under any plan to any of ATP’s Named Executive Officers for the year ended December 31, 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock (#) (1)	All Other Option Awards; Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($) (2)
Name	Grant Date
		Threshold ($)	Target ($)	Maximum ($)
T. Paul Bulmahn	01-01-10	—	—	—	60,998	—	—	1,115,043
Leland E. Tate	01-01-10	—	—	—	30,941	—	—	565,601
George R. Morris	07-14-10	—	—	—	—	11,800	9.11	62,789
Albert L. Reese, Jr	07-14-10	—	—	—	—	11,400	9.11	60,661
Keith R. Godwin	07-14-10	—	—	—	—	10,800	9.11	57,468

(1)	The vesting dates for these awards are set forth in the Outstanding Equity Awards table on page 33.
(2)	Represents the “grant date fair value” of restricted Common Stock and options awarded in 2010, computed in accordance with ASC Topic 718, as required by applicable regulations. The valuation for restricted Common Stock, pursuant to ASC Topic 718, has been based on the closing price for our Common Stock on the grant date. The NASDAQ Global Select Market was closed on January 1, 2010, the date of Mr. Bulmahn’s and Mr. Tate’s awards. We have, therefore, utilized the $18.28 per share closing price for ATP Common Stock on December 31, 2009, the last trading day prior to January 1, 2010. The valuation for options, pursuant to ASC Topic 718, has been determined in accordance with a technical statistical valuation methodology.

2000 Stock Plan

ATP’s Board and shareholders adopted the 2000 Stock Plan to provide directors, employees and consultants of ATP and its subsidiaries additional incentive and reward opportunities designed to enhance the profitable growth of the company. The plan provides for the granting of incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), options that do not constitute incentive stock options, and restricted stock awards. The plan is administered by the Compensation Committee of the Board. No awards under the plan may be granted after February 5, 2011. The plan will remain in effect until all awards granted under the plan have been satisfied or expired. The awards shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table above were made pursuant to this plan.

The price at which a share of Common Stock may be purchased upon exercise of an option granted under the plan has been determined by the Compensation Committee, but (a) in the case of an incentive stock option, such purchase price is not less than the fair market value of a share of Common Stock on the date such option was granted, and (b) in the case of an option that does not constitute an incentive stock option, such purchase price is not less than 50% of the fair market value of a share of Common Stock on the date such option was granted.

Shares of Common Stock that are the subject of a restricted stock award under the plan are subject to restrictions on disposition by the holder of such award and an obligation of such holder to forfeit and surrender the shares under certain circumstances, as determined by the Compensation Committee in its sole discretion. The Compensation Committee provided that the restrictions lapse upon (a) the attainment of one or more performance targets established by the Compensation Committee, (b) the award holder’s continued employment with ATP or continued service as a consultant or director for a specified period of time, (c) the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee in its sole discretion, or (d) a combination of any of the foregoing.

No change in any award previously granted under the plan may be made that would impair the rights of the holder of such award without the approval of the holder.

2010 Stock Plan

ATP’s Board and shareholders adopted the 2010 Stock Plan as an integral part of our approach to long-term incentive compensation, focused on shareholder return, and our continuing efforts to align shareholder and employee interests. The ability to grant equity-based compensation is a vital factor in attracting and retaining effective and capable personnel who contribute to our growth and success and in establishing a direct link between the financial interests of our personnel and shareholders. Awards available under the 2010 Stock Plan are incentive stock options that meet the requirements of the Code, nonqualified stock options, stock appreciation rights, restricted shares, restricted stock bonus awards and performance share bonus awards.

The 2010 Stock Plan will be administered by the Compensation Committee, which consists entirely of independent directors. Participants in the 2010 Stock Plan are our employees and the employees of our subsidiaries, and our directors and consultants, as the Compensation Committee may designate (“Participants”). The 2010 Stock Plan also provides that the Compensation Committee may delegate its power to make awards and determine the terms of those awards to our Chief Executive Officer for all awards to our officers and employees, other than officers subject to Section 16(a) of the Securities Exchange Act of 1934. Subject to adjustment based on recapitalizations and other similar financial events, the number of shares that may be issued under the 2010 Stock Plan will not exceed 6,000,000 shares and the maximum number of shares of stock for which awards may be granted under the 2010 Stock Plan to any single Participant in any calendar year will not exceed 50% of the aggregate number of shares that may be issued under the 2010 Stock Plan. All awards granted under the 2010 Stock Plan will be evidenced by agreements in a form designated by the Compensation Committee, and subject to the terms and conditions of the 2010 Stock Plan.

No further awards may be granted under the 2010 Stock Plan after ten years from the date of adoption on March 8, 2010. The 2010 Stock Plan will remain in effect until all awards have been satisfied, expired, vested or forfeited. The Board may amend, rescind or terminate the 2010 Stock Plan at any time in its discretion, provided that: (i) no change may be made in awards previously granted under the 2010 Stock Plan that would impair the recipient’s rights without his or her consent, and (ii) no amendment to the 2010 Stock Plan may be made without approval of the shareholders if the effect of that amendment would be to (A) increase the number of shares reserved for issuance under the 2010 Stock Plan (other than an increase solely to reflect a reorganization, stock split, merger, spinoff or similar transaction); or (B) change the class of individuals eligible to receive awards under the 2010 Stock Plan. The 2010 Stock Plan specifically allows the repricing of stock options (i.e., lower the exercise price) and other awards without shareholder approval, and, with the consent of the affected award holder, allows for cancellation of outstanding awards and the grant of new awards in substitution therefor. As with the 2000 Stock Plan, the 2010 Stock Plan provides for the withholding and payment by a Participant of any payroll or withholding taxes required by applicable law.

All-Employee Bonus Policy

The All-Employee Bonus Policy is a bonus program designed to benefit all employees based upon ATP’s overall performance. The amount available for each employee under this program is based upon a formula that considers employee performance, length of service to ATP and relative base compensation. Each employee is eligible to participate in the program effective the first day of the month following the employee’s date of employment with ATP.

Discretionary Employee Bonus Policy

The purpose of the Discretionary Employee Bonus Policy is to compensate employees who demonstrate exemplary performance. It is discretionary in amount, in addition to employee compensation and participation in any other benefits offered to employees, and is open to all employees regardless of tenure, title, or responsibility.

Employment Agreements

Effective December 1, 2010, ATP entered into employment agreements (the “Employment Agreements”) with the Named Executive Officers. The following terms of the Employment Agreements are the same for each of the Named Executive Officers, except as noted below for Mr. Bulmahn. Each Named Executive Officer’s remuneration is agreed to be his current base salary at the time of entering into the Employment Agreement, with an opportunity to participate in ATP’s bonus and equity-based compensation plans. The Employment Agreements expire on December 1, 2011, unless sooner terminated by either the Named Executive Officer or ATP. The Employment Agreements further provide for automatic extensions for additional one-year periods. Termination of employment of each Named Executive Officer may occur at any point, with or without Cause (as defined in the Employment Agreements). Upon termination of employment for any reason, the Named Executive Officer will be entitled to receive salary through the date of termination, plus accrued but unpaid vacation, accrued but unpaid expenses, earned but unpaid bonuses, and any other payments or benefits to be provided to the Named Executive Officer pursuant to any employee benefit plans or arrangements adopted by ATP, to the extent such payments and benefits are earned and vested as of the termination date. Should termination of employment occur due to death or disability, then each Named Executive Officer will receive all of the above compensation, plus a pro rata bonus payment determined in accordance with the Employment Agreement. Alternatively, should termination of employment occur without Cause or by the Named Executive Officer for Good Reason (as defined in the Employment Agreements), each affected Named Executive Officer will be entitled to salary through the end of the Agreement Term, plus a pro rata bonus payment determined in accordance with the Employment Agreement and one year of continued medical, dental, life and disability benefits for the Named Executive Officer, spouse and eligible dependents. Should termination of employment occur without Cause or by the Named Executive Officer for Good Reason during the six months before, at or during the 12 months subsequent to a Change in Control (as defined in the Employment Agreements), then the Named Executive Officer will be entitled to 1.5 times the Named Executive Officer’s base salary plus the amount paid as bonus compensation during the 12 month period prior to the date of termination, and one year of continued medical, dental, life and disability benefits for the Named Executive Officer, spouse and eligible dependents. Further, ATP agrees to compensate Named Executive Officers for adverse tax consequences under section 4999 of the Internal Revenue Code of 1986 of the payments made under these Agreements, including, but not limited to excise taxes, penalties, fines and interest.

The Employment Agreement with Mr. Bulmahn provides for terms similar to those described above, except that upon a Change in Control, Mr. Bulmahn will receive 2.99 times his base salary plus the amount paid as bonus compensation during the 12 month period prior to the Change in Control, and three years of continued medical, dental, life and disability benefits for himself and eligible dependents.

Generally, pursuant to the Employment Agreements, a Change in Control is deemed to occur:

•	if any person acquires 25% or more of ATP’s voting securities (other than securities acquired directly from ATP or its affiliates);

•	if a majority of the directors of ATP are replaced other than in specific circumstances;

•

upon the consummation of a merger of ATP other than (a) a merger that would result in the voting securities of ATP outstanding immediately prior to the merger continuing to represent a majority of the voting power of the securities of the surviving entity after such merger, or (b) a merger effected to implement a recapitalization of ATP in which no person acquires more than 25% of the combined voting power of ATP’s then outstanding securities; or

•	upon the liquidation or sale of 50% or more of ATP’s assets.

Each Employment Agreement obligates the Named Executive Officer to maintain the confidentiality of ATP’s confidential and proprietary information. In addition, each Named Executive Officer is obligated, during the term of his Employment Agreement and for one year after separation from employment with ATP, not to:

•	induce or encourage any customer of ATP or other source of ongoing business to stop doing business with ATP;

•

engage as an employee, a partner, agent, manager, officer or director in the acquisition and development of marginal oil and gas fields in the Gulf of Mexico, the North Sea or any other area where the Company owns a working interest in an oil and gas lease or license; or

•	pursue properties or projects that ATP has evaluated or acquired.

Potential Payments upon Termination or Change in Control

The following table presents the estimated amounts payable to the Named Executive Officers pursuant to the Employment Agreements assuming (i) termination of employment by ATP without Cause (as defined in the Employment Agreements) or by the executive for Good Reason (as defined in the Employment Agreements), or (ii) the occurrence of a Change in Control (as defined in the Employment Agreements). It is assumed that the triggering event occurred on December 31, 2010. The actual amounts to be paid with respect to any Named Executive Officer could only be determined at the time of the executive’s actual separation from ATP.

Potential Payments Upon Termination

or a Change in Control

as of December 31, 2010

Event	T. Paul Bulmahn	Leland E. Tate	George R. Morris	Albert L. Reese, Jr.	Keith R. Godwin
Termination by Executive for Good Reason/ Termination without Cause Outside Change in Control Period
Cash payment (lump sum payment) (1) (2)	$614,667	$481,250	$365,548	$331,754	$322,289
Continuation of medical benefits (3)	$29,724	$2,952	$33,558	$23,993	$33,558
Outplacement Services (4)	$75,000	—	—	—	—
Change in Control and No Termination
Cash payment (lump sum) (2) (5)	$10,913,500	—	—	—	—
Change in Control and Termination within Change in Control Period (6)
Cash payment (lump sum) (2) (7)	—	$2,437,500	$767,621	$702,638	$673,743
Continuation of medical benefits (3)	$29,724	$2,952	$33,558	$23,993	$33,558
Outplacement Services (4)	$75,000	—	—	—	—
Excise Tax Gross-Up (8)	$2,821,287	—	—	—	—

(1)	This estimated payment equals the executive’s base salary as if he were employed to the end of the then current term under the Employment Agreement (which would be an 11-month period), and is based on annual base salary rates as of December 31, 2010.
(2)	The executive would also be entitled to any accrued but unpaid base salary to the date of termination, accrued but unpaid reimbursable business expenses, any vacation accrued to the date of termination, and any earned but unpaid bonuses for any prior calendar year. Assuming termination or Change in Control on December 31, 2010, each executive would be entitled to his bonus earned in 2010 set forth in the Summary Compensation Table if it had not been paid by that date. If termination were to occur mid-year rather than on December 31, each executive would also be entitled to a pro-rata bonus for the current calendar year (to the extent not previously paid) if, to the extent and when paid to the other NEOs.
(3)	Represents the aggregate estimated value of continued medical, dental, life and disability benefits for a three-year period for Mr. Bulmahn and a 12-month period for the other Named Executive Officers, beginning 60 days after the effective date of termination.
(4)	Represents the estimated value of outplacement services to which Mr. Bulmahn would be entitled in the event of termination by the executive for Good Reason or by ATP without Cause.
(5)

Represents the executive’s base salary as of December 31, 2010 plus bonus paid during the 12 months prior to the assumed Change in Control multiplied by 2.99, and would be payable in a lump sum on the 5th day after the Change in Control without regard to termination.

(6)	The payments in this section of the table are triggered if a Change in Control occurs and (a) the executive terminates his employment for Good Reason during the period commencing six months prior to the date on which a Change in Control occurs and ending on the first anniversary of the date on which the Change in Control occurs (the “Change in Control Period”), or (b) ATP terminates the executive’s employment without Cause (other than for Death or Total Disability) during the Change in Control Period.
(7)

Represents the executive’s base salary as of December 31, 2010 plus bonus paid during 12 months prior to the assumed date of termination multiplied by 1.5, and would be payable in lump sum on 60th day after the later of the termination or the Change in Control.

(8)	Assuming a Change in Control occurred on December 31, 2010, Mr. Bulmahn would be entitled to the “Excise Tax Gross-Up” set forth in the table above as compensation for amounts payable under section 4999 of the Internal Revenue Code of 1986. This estimated amount is based on a section 4999 excise tax rate of 20% and a federal income tax rate of 35%. Based on the amounts in the table above, no other Named Executive Officer would have any section 4999 liability and, therefore, no other Named Executive Officer would receive gross-up compensation.

In addition to the cash payments shown in the table above, upon (i) death or disability, (ii) termination without Cause or termination by the executive for Good Reason, (iii) a Corporate Change or a Transaction (as defined in the 2000 Stock Plan or 2010 Stock Plan, as applicable), or (iv) a Change in Control, all unvested restricted shares of Common Stock previously awarded to the affected Named Executive Officer would vest. The value of the unvested restricted shares as of December 31, 2010 was $1,890,967, $1,087,112, $242,730, $334,800 and $309,690 for Messrs. Bulmahn, Tate, Morris, Reese and Godwin, respectively (based on the $16.74 per share closing price for ATP’s Common Stock on the NASDAQ Global Select Market on that date). Also upon a Corporate Change or a Transaction, all unvested stock options previously awarded to each Named Executive Officer would vest, as they would for all employees. The value of the in-the-money unvested stock options as of December 31, 2010 was $233,874, $227,314, and $217,649 for Messrs. Morris, Reese and Godwin, respectively (all based on the $16.74 per share closing price for ATP’s Common Stock on the NASDAQ Global Select Market on that date). In the event of termination due to death or disability, any vested stock options would continue to be exercisable for a one-year period. In the event of termination for any other reason, any vested stock options would continue to be exercisable for a six-month period. These benefits are also available to all other employees. These non-cash amounts are not reflected in the table above.

Outstanding Equity Awards

The following table presents information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2010.

Outstanding Equity Awards At Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (1)		Market Value of Shares of Stock That Have Not Vested (2) ($)
T. Paul Bulmahn	—	—		—	—	17,321	(3)	289,953
						34,642	(4)	579,907
						60,998	(5)	1,021,106

Leland E. Tate	—	—		—	—	11,500	(3)	192,510
						22,500	(4)	376,650
						30,941	(5)	517,952

George R. Morris	11,250	3,750	(6)	57.31	Oct. 31, 2012
	7,000	7,000	(7)	27.72	July 29, 2013	3,000	(3)	50,220
	4,000	12,000	(8)	5.28	Dec. 29, 2013	3,500	(9)	58,590
		8,000	(10)	15.95	Dec. 3, 2014	8,000	(11)	133,920
		11,800	(12)	9.11	Aug. 1, 2015

Albert L. Reese, Jr.	6,250	6,250	(7)	27.72	July 29, 2013	9,000	(3)	150,660
	3,875	11,625	(8)	5.28	Dec. 29, 2013	3,000	(9)	50,220
		9,000	(10)	15.95	Dec. 3, 2014	8,000	(11)	133,920
		11,400	(12)	9.11	Aug. 1, 2015

Keith R. Godwin	6,500	6,500	(7)	27.72	July 29, 2013	8,500	(3)	142,290
	3,750	11,250	(8)	5.28	Dec. 29, 2013	3,000	(9)	50,220
		8,000	(10)	15.95	Dec. 3, 2014	7,000	(11)	117,180
		10,800	(12)	9.11	Aug. 1, 2015

(1)	All options and restricted Common Stock shown in the table above were granted under ATP’s 2000 Stock Plan and will vest earlier than the dates indicated in the footnotes below upon a “Corporate Change” or a “Transaction” as defined in ATP’s 2000 Stock Plan.
(2)	Based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on December 31, 2010 ($16.74 per share).
(3)	These stock award shares vest on January 1, 2011.
(4)	These stock award shares vest as follows: 1/2 on each of January 1, 2011 and January 1, 2012.
(5)	These stock award shares vest as follows: 1/2 on January 1, 2011 and 1/4 each on January 1, 2012 and January 1, 2013.
(6)	These options vest on November 1, 2011.
(7)	These options vest as follows: 1/2 on each of each of August 1, 2011 and 2012.
(8)	These options vest as follows: 1/3 on each of January 1, 2011, 2012 and 2013.
(9)	These stock award shares vest on August 1, 2011.
(10)	These options vest as follows: 1/4 on each of January 1, 2011, 2012, 2013 and 2014.
(11)	These stock award shares vest as follows: 1/4 on each of January 1, 2011 and January 1, 2012, and 1/2 on January 1, 2013.
(12)	These options vest as follows: 1/4 each on August 1, 2011, 2012, 2013, and 2014.

Stock Option Exercises and Fiscal Year-End Values

The following table contains information with respect to the value of stock awards that vested, and the number of options exercised and the value realized from exercised options, for each of the Named Executive Officers, during the year ended December 31, 2010.

Option Exercises and Stock Vested

Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
T. Paul Bulmahn	0	0	17,321	316,628	(1)
			34,642	633,256	(1)

Leland E. Tate	0	0	5,750	105,110	(1)
			22,500	411,300	(1)

George R. Morris	0	0	1,500	27,420	(1)
			1,750	18,480	(2)
			7,500	109,875	(3)

Albert L. Reese, Jr.	0	0	4,500	82,260	(1)
			1,500	15,840	(2)

Keith R. Godwin	0	0	4,250	77,690	(1)
			1,500	15,840	(2)

(1)	These shares vested on January 1, 2010. Value is based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on December 31, 2009 ($18.28 per share), the last business day before the vesting date, on which the market was closed.
(2)	These shares vested on August 1, 2010. Value is based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on July 30, 2010 ($10.56 per share) the last business day prior to the vesting date, which occurred on a weekend.
(3)	These shares vested on December 1, 2010. Value is based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on December 1, 2010 ($14.65 per share).

Securities Authorized for Issuance under Equity Compensation Plans

The following table includes information regarding ATP’s equity compensation plans as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	1,521,291	$23.31	6,106,190
Equity compensation plans not approved by security holders	n/a	n/a	n/a

	1,521,291		6,106,190

(1)	Of the 6,106,190 shares available as of December 31, 2010, 106,190 shares relate to ATP’s 2000 Stock Plan, under which no shares can be awarded after February 5, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires ATP’s executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file reports of ownership and changes in ownership of the Common Stock with the SEC and to furnish ATP with copies of all Section 16(a) forms they file.

Based on ATP’s review of the Section 16(a) filings that have been received by ATP, ATP has determined that the following documents were filed following the date required under such section: (i) a late filing by Al Reese on Form 4 with respect to one transaction; (ii) a late filing by George Morris on Form 4 with respect to one transaction; (iii) a late filing by Keith Godwin on Form 4 with respect to one transaction; and (iv) a late filing by John Tschirhart on Form 4 with respect to one transaction.

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address unless ATP has received contrary instructions from one or more of the shareholders. ATP will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future a shareholder may submit a written request to the Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 100, Houston, Texas 77027, or a verbal request by calling the Corporate Secretary at 713-622-3311.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by ATP under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this proxy statement entitled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) as well as the annexes to this proxy statement, if any, will not be deemed incorporated unless specifically provided otherwise in such filing nor will it be deemed to be “soliciting material” or to be “filed” with the SEC. Information contained on or connected to ATP’s website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that ATP makes with the SEC.

Other Matters

The Board is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

ISABEL M. PLUME

Corporate Secretary

April 28, 2011

ANNUAL MEETING OF SHAREHOLDERS OF

ATP Oil & Gas Corporation

May 26, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at www.atpog.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20330304000000000000 5 052611

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect three Directors to serve until the 2014 Annual Meeting of Shareholders
NOMINEES:
☐	FOR ALL NOMINEES	O	Mr. Chris A. Brisack	to serve until 2014
		O	Mr. George R. Edwards	to serve until 2014
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Mr. Walter Wendlandt	to serve until 2014

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of ATP for the fiscal year ending December 31, 2011.	☐	☐	☐

3.	To approve the advisory resolution on executive compensation.	☐	☐	☐
The Board of Directors recommends you vote for 3 years on the following proposal:	3 Years	2 Years	1 Year	Abstain
4.	To approve, in accordance with the advisory resolution, the holding of an advisory vote on executive compensation every three years, every two years, or every year, as indicated. ☐	☐	☐	☐

5.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

Signature of Shareholder	Date

Signature of Shareholder	Date

Note: ¢

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

You are cordially invited to attend the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), which will be held on May 26, 2011 at 10:30 a.m., Central Time, at the offices of ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 100, Houston, Texas 77027.

Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

The proxy statement for our 2011 Annual Meeting of Shareholders, this proxy card, and our annual report on Form 10-K for the year ended December 31, 2010, are available on ATP’s website, www.atpog.com. From the homepage, link through the “Investor Info” page to the “Proxy Materials” page. Directions to attend the meeting and vote in person are also available on our website, www.atpog.com. From the homepage, link to the “Contact ATP” page, where you will find a link to a map and directions to our Houston office.

☐	¢

ATP Oil & Gas Corporation

Notice of Annual Meeting of Shareholders

To Be Held May 26, 2011

The undersigned hereby appoint(s) T. Paul Bulmahn and Isabel M. Plume, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of ATP Oil & Gas Corporation that the undersigned would be entitled to cast if personally present at the 2011 Annual Meeting of Shareholders, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE; FOR PROPOSALS 2, AND 3, AND FOR THREE YEARS IN PROPOSAL 4; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)

¢	14475	¢